Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE ANNOUNCES POSITIVE RESULTS FROM PIVOTAL PHASE 3 CLINICAL TRIAL OF IMAGIFY™

- Met Primary Endpoints for Accuracy and Sensitivity -

Watertown, MA, May 1, 2007 - Acusphere, Inc. (NASDAQ: ACUS) today announced that it exceeded the criteria for success for two of the primary endpoints, accuracy and sensitivity, in RAMP-2, its second Phase 3 clinical trial of Imagify™, (perflubutane polymer microspheres) injectable suspension. All three of the ultrasound blinded readers had superior sensitivity and non-inferior accuracy to nuclear stress, the most frequently used imaging procedure for the assessment of coronary artery disease. Although RAMP-2 did not achieve the specificity endpoint, the Company had previously reported superior specificity for Imagify in its first Phase 3 trial, RAMP-1. High accuracy and sensitivity were the top priorities in RAMP-2. The Company believes that these results will support a strong NDA submission in Q4 2007.

“Cardiologists put greater importance on sensitivity for patients with higher risk of disease and on specificity for patients with lower risk of disease,” commented Richard Walovitch, Ph.D., Senior Vice President of Clinical Research at Acusphere. “We believe that we have now demonstrated that Imagify is non-inferior to nuclear stress, producing non-inferior accuracy in both trials, superior sensitivity in RAMP-2’s higher risk patient population and superior specificity in RAMP-1’s lower risk patient population. I am excited about these data.”

Imagify is the first ultrasound contrast agent designed to assess perfusion. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test. Perfusion with ultrasound would have many potential benefits over nuclear stress testing, including quicker results, lower cost and no exposure to radioactivity.

“We are thrilled with these trial results which we believe will support a strong NDA submission addressing a very significant medical need. These results validate our decision to take extra time to achieve the high sensitivity that was the highest priority for this trial,” stated Sherri C. Oberg, President and CEO of Acusphere. “To the best of our knowledge, this is the first time ultrasound has been shown to have superior sensitivity to quantitative nuclear stress testing in a large clinical trial.”

“Perfusion, that is, myocardial blood flow assessment, has been a key goal for heart ultrasound for years. Cardiologists use ultrasound for diagnosis and management of many conditions and the addition of perfusion information would be a breakthrough. This would allow us to identify in a single, convenient, non-invasive test the patients at risk for a heart attack. Currently, this same assessment often requires multiple tests or invasive tests,” commented Michael Picard, M.D., Director, Clinical Echocardiography at Massachusetts General Hospital and clinical monitor for the RAMP-2 trial. “These trial results, especially for sensitivity, are exciting because they offer the prospect of a new approach for detecting heart disease.”

About RAMP-2 and Trial Design

These Phase 3 trial results were from RAMP-2, which was designed to demonstrate that Imagify-enhanced cardiac stress ultrasound is non-inferior to nuclear stress. Non-inferiority was measured in three primary endpoints, which evaluated performance in three different patient groups: 1) accuracy in all patients, 2) sensitivity in patients with disease, and 3) specificity in patients without disease. The criteria for success were for 2 out of 3 ultrasound blinded readers to be statistically non-inferior to the median nuclear blinded reader.

•                  Accuracy: 3 of 3 ultrasound blinded readers were non-inferior (p <0.001)

•                  Sensitivity: 3 of 3 ultrasound blinded readers were superior (p < 0.020)

•                  Specificity: 1 of 3 ultrasound blinded readers was non-inferior (p = 0.01)

In the RAMP-2 clinical trial, we believe Imagify was well tolerated, with the majority of adverse events (AEs) reported being mild in intensity, transient, and resolved without residual effects. The most common AEs reported were headache, increased white blood cell count, flushing, nausea, and chest pain. Each patient in the trial was subjected to pharmacological stress to assess myocardial perfusion. The majority of these AEs occurred following the administration of the dipyridamole pharmacologic stress agent. Serious adverse events (SAEs) were reported in six patients. All SAEs were non-life threatening. Seven of the 457 patients enrolled discontinued dosing in the clinical trial due to AEs/SAEs. Imagify has now been cumulatively studied in over 1,000 patients being evaluated for coronary artery disease.

In Real-time Assessment of Myocardial Perfusion-2 (RAMP-2), 457 patients were studied at 11 clinical sites located in the U.S. and Europe. All of the patients enrolled in the trial were suspected of having coronary artery disease based on a variety of symptoms such as chest pain. In accordance with the trial design, patients who did not have a nuclear stress test or whose nuclear stress test was not in accordance with the trial protocol were evaluated for safety but excluded from the primary efficacy analysis. The reported efficacy results from RAMP-2 are based on 377 patients. All ultrasound images were interpretable. Coronary angiography was used in 98% of the patients studied as the truth standard to determine which patients actually had disease and which did not. The Company is now working with its clinical investigators to prepare a more detailed description of these clinical trial results for submission to a peer reviewed scientific journal in the next few months. In the meantime, we are also working with our clinical investigators to support them in their preparations for various upcoming scientific meetings.

Conference Call Information

Acusphere plans to hold a conference call with investors today, May 1, 2007, commencing at 8:30 AM (Eastern Time). The conference call will include discussion of the RAMP-2 clinical trial results and will be led by Sherri C. Oberg, President and CEO of Acusphere, Richard Walovitch, Ph.D., Senior Vice President Clinical of Acusphere and Michael Picard, M.D., Director Clinical Echocardiography at Massachusetts General Hospital and clinical monitor for the RAMP-2 trial. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-713-8564, or internationally 1-617-597-5312, using the confirmation code: 10025502. Investors listening to the call will also be offered the opportunity to view slides in conjunction with the presentation. Slides will be available through a link on the Company’s website homepage. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through May 15, 2007 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 52323411.

About Imagify™

Imagify™ is an investigational new drug developed to assess perfusion using ultrasound for the detection of coronary artery disease. Myocardial perfusion is blood flow in the heart muscle and is a sensitive marker of coronary artery disease. Currently, perfusion information is not available using cardiac ultrasound but must be obtained using a nuclear stress test, which is the most frequently used imaging procedure for detecting coronary artery disease. Imagify is designed to provide real-time perfusion information with quicker results, lower cost and no exposure to radiation compared with nuclear stress tests. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques. More than 10 million stress imaging procedures are done each year in the U.S. to detect heart disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s initial product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs. Acusphere’s lead product candidate, Imagify, is a cardiovascular drug in Phase 3 clinical development. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms Used Above

Accuracy: a measure of all patients that are correctly evaluated out of all the patients in the study.

Blinded Readers: physicians with expertise in reading cardiac ultrasound images (ultrasound blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is much more difficult than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

Myocardial Perfusion: blood flow to the heart muscle.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

P value: a statistical measure of the probability that the particular result obtained in a trial could have happened by random chance.

Sensitivity: The ability to detect disease when present.

Specificity: The ability to detect the absence of disease when not present.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the efficacy of Imagify and the clinical trial results and the timing and likelihood of regulatory approval of an NDA submission for Imagify and the commercial opportunity for Imagify. There can be no assurance that the FDA will accept the Company’s NDA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential affects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact: John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800 or Stephen Schultz Acusphere, Inc. Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800